NEWS RELEASE:

May 22, 2007

HARBINGER CAPITAL PARTNERSSM MASTER FUND I, LTD. AND
HARBINGER CAPITAL PARTNERSSM SPECIAL SITUATIONS FUND, L.P.
OFFER TO PURCHASE 40,389,560 SHARES OF OPENWAVE SYSTEMS, INC.
FOR $8.30 PER SHARE IN CASH

Harbinger Seeks to Restore Openwave to Its Position as a Rapidly Growing
Software Development Company for the Benefit of all Stockholders

If Successful, the Offer Will Permit Stockholders to Retain Equity Ownership in
Openwave, while Enabling Harbinger to Replace Management and the Board and
Return Excess Cash to Stockholders

Harbinger Believes Its Offer is Superior to a Sale of the Company by the
Existing Board at This Point in Openwave’s History

If the Offer is Successful, Harbinger Intends to Recommend That Openwave
Acquire BridgePort Networks, Inc., Bringing with it the Potential for Openwave to Return to Its Leading Position in Telecommunications Software Development

New York, NY /PR Newswire/ Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger”) today announced its intention to make an offer (the “Offer”) to acquire 40,389,560 shares of common stock, par value $0.001 per share (the “Common Stock”), of Openwave Systems Inc. (“Openwave” or the “Company”) and the associated Rights issued under the Rights Plan to purchase certain shares of Openwave preferred stock (the “Rights” and, together with the Common Stock, the “Shares”). The acquisition consideration will be approximately $335 million.

The Offer will be made through Oreo Acquisition Co., LLC, a Delaware limited liability company (the “Purchaser”) and a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Harbinger Special Situations Fund” and together with Purchaser, the Harbinger Master Fund, and their affiliates, “Harbinger”).

Harbinger currently owns 11,110,000 Openwave Shares, representing approximately 13% of its Shares outstanding. The Offer is to purchase approximately an additional 49% of the outstanding Shares, which, together with the other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares. The Offer price per Share represents a premium of approximately 3.6% to the average trading price of the Shares over the past month and a premium of approximately 1.6% to the average trading price of the Shares since the Company announced it was exploring strategic alternatives.

Howard Kagan, a Managing Director of Harbinger, said today, “Almost two months ago, Openwave’s former CEO resigned and the existing Openwave Board announced it was exploring strategic alternatives and options to enhance shareholder value, including a possible sale of the Company. For nearly a year, this Board has stood by as Openwave dramatically underperformed market expectations. It has refused to seat a Harbinger Board candidate who received 57% of the stockholder votes at the January 2007 Annual Meeting, which was more votes than were received by the incumbent Board candidates, including the then CEO. Still after two months, no transaction has been announced and the Company’s operations continue to struggle.

The Harbinger Offer represents an attractive opportunity for stockholders to receive full value for their investment. Assuming 100% of stockholders tender, each stockholder will receive an immediate upfront cash payment, the potential for near-term special dividend distributions from cash on hand and the sale of non-core businesses, and a continuing stake in Openwave equity along with Harbinger. Harbinger believes this equity stake for existing stockholders is a key advantage to the Offer, compared to selling their entire stake in the current Board’s process, which was designed and implemented by the current Board, led by David Peterschmidt, who recently resigned as CEO.

“We look forward to discussing this Offer with stockholders in an effort to encourage full participation in receiving both the cash payment and the ongoing stake in Openwave’s future prospects through continued ownership of Openwave equity.”

Kagan continued, “If we acquire control of Openwave, we intend to recommend that Openwave acquire BridgePort Networks on the basis of their proven management team and technology, which is well-known to Openwave, its employees and customers. Last year, Openwave announced an expanded relationship with BridgePort in a press release dated April 5, 2006, stating that its ‘intellectual property alignment with BridgePort Networks provides access to the key innovations needed to allow customers to communicate in a richer way across both broadband and mobile networks.’ On February 14, 2007, Openwave announced further plans to collaborate with BridgePort, saying in a press release that BridgePort’s MobileSTICK ‘will enable Openwave’s GSM and UMTS operator customers to securely extend their mobile communications experiences onto the PC desktop,’ adding that ‘MobileSTICK also opens the door to new convergence revenue opportunities in communications.’

“Harbinger has developed a revitalization plan to drive sustainable, long-term profitable growth, particularly in software licensing revenue through the combination of Openwave and BridgePort. We intend to position Openwave as a leader in the growing converged messaging market through the integration of its existing product portfolio and BridgePort Networks’ complementary solution. Upon successful completion of the transaction, we intend to recommend that Openwave’s new Board appoint Mike Mulica, BridgePort’s current CEO and an industry veteran with a track record of building enterprise value within the sector, as the President and Chief Executive Officer of Openwave. We look forward to reviewing our plan with investors, employees and other key stakeholders in greater detail the coming days and weeks.”

Regarding the proposed combination of Openwave and BridgePort Networks, Mike Mulica, CEO of BridgePort Networks, said, “The combination of Openwave and BridgePort Networks is an opportunity to re-establish one of the great independent telecommunications software companies. I am certain there will be enthusiastic support throughout the industry for the converged services that this merger will bring together. I am thrilled at the prospect of returning to Openwave to lead the combined company, as proposed in Harbinger’s Offer, revitalizing Openwave and returning it to the thought and product leadership for which it was once known.”

The Offer consideration consists solely of cash and is not conditioned upon any financing arrangements. The Offer and obligation to purchase Shares is subject to the conditions described in Section 14 of the tender document, which will be filed with the US Securities and Exchange Commission and will be available on the SEC’s website: www.sec.gov.

The Offer expires at 12:00 midnight, New York City time, on Tuesday, June 19, 2007, or such later date and time to which Purchaser extends the Offer pursuant to this Offer to Purchase.

Harbinger has retained Thomas Weisel Partners LLC as financial advisor and dealer-manager, Milbank, Tweed, Hadley & McCloy LLP as legal counsel and MacKenzie Partners, Inc. as the information agent in connection with the Offer.

IMPORTANT INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an offer to purchase and related materials. In connection with the tender offer, Oreo Acquisition Co. LLC, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the “Offerors”) will file a Tender Offer Statement on Schedule TO (containing an offer to purchase, a letter of transmittal and related materials) with the Securities and Exchange Commission. Investors and security holders of Openwave Systems Inc. are advised to read these disclosure materials, and other disclosure materials, when they are filed and become available, because these materials will contain important information. You should consider the information contained in the disclosure materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by the Offerors with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials may also be obtained from the information agent for the tender offer at no cost after the tender offer is commenced.

CAUTIONARY STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offer and our plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

For further information contact:

John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation
Telephone: (205) 987-5576
E-mail: Jmccullough@harbert.net

or

John Dooley
Taylor Rafferty
Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com